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                                                                    EXHIBIT 11.1

                      IMNET SYSTEMS, INC. AND SUBSIDIARIES
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

         The following computations set forth the calculations of primary and fully diluted earnings per share for the twelve months ended June 30, 1996, 1995, and 1994.

                                                                             YEAR ENDED JUNE 30,
                                           --------------------------------------------------------------------------------------
                                                       1996                         1995                          1994
                                           --------------------------    --------------------------    --------------------------
                                                             FULLY                         FULLY                         FULLY
                                             PRIMARY        DILUTED        PRIMARY        DILUTED        PRIMARY        DILUTED
                                             EARNINGS       EARNINGS       EARNINGS       EARNINGS       EARNINGS       EARNINGS
                                            PER SHARE      PER SHARE      PER SHARE      PER SHARE      PER SHARE      PER SHARE
                                           -----------    -----------    -----------    -----------    -----------    -----------
Net loss ................................. $(6,027,165)   $(6,027,165)   $(4,079,598)   $(4,079,598)   $(5,376,374)   $(5,376,374)
                                           ===========    ===========    ===========    ===========    ===========    ===========

Weighted average outstanding
   common shares .........................   8,779,356      8,779,356      2,881,704      2,881,704      2,772,054      2,772,054

Increase due to assumed issuance
   of shares related to outstanding
   stock options using the treasury
   stock method ..........................          --             --        113,156        113,156        121,978        121,978

Increase due to assumed exercise
   of stock warrants using the
   treasury stock method .................          --             --         18,334         18,334         18,334         18,334

Increase due to assumed
   conversion to common stock
   of convertible preferred shares
   and accrued dividends .................          --             --      2,317,127      2,317,127        975,474        975,474
                                           -----------    -----------    -----------    -----------    -----------    -----------

Adjusted weighted average
   outstanding common shares
   and common share
   equivalents ...........................   8,779,356      8,779,356      5,330,321      5,330,321      3,887,840      3,887,840
                                           ===========    ===========    ===========    ===========    ===========    ===========

Net loss per common share and
   common share equivalent ............... $     (0.69)   $     (0.69)   $     (0.77)   $     (0.77)   $     (1.38)   $     (1.38)
                                           ===========    ===========    ===========    ===========    ===========    ===========

Note: Net loss per common share and common share equivalent has been computed based upon the weighted average number of common shares and common share equivalents outstanding during each period. Common share equivalents recognize the dilutive effects of the conversion of preferred stock and accrued dividends to common stock prior to their conversion and of outstanding options and warrants to acquire common stock. The Company has used the initial public offering price of $12.00 per common share for all periods prior to the completion of the offering for purposes of computing the potential dilutive effects of common share equivalents. Pursuant to the rules of the Securities and Exchange Commission, common and common equivalent shares issued in the 12 months prior to the Company's initial public offering have been included in the computation of common and common equivalent shares as if they were outstanding for all periods prior to the Company's initial public offering, including loss years where the impact of the incremental shares is antidilutive. All other common stock equivalents including the effect of outstanding options after the Company's initial public offering have been excluded from the computations because their impact on the Company's net loss per share is antidilutive.